Exhibit 99.2

www.ventrusbio.com update

Landmark Market Research

In September 2011, Ventrus commissioned Princeton Brand Econometrics (PBE) to conduct a landmark omnibus survey of consumers and physicians. From these data, PBE is developing a predictive model to forecast physician and patient behavior in response to various product profiles and promotional levels. In addition to the predictive modeling, these data are providing some important insights into the natural history of hemorrhoids and the actions physicians and patients take seeking to alleviate this highly symptomatic disorder.

Hemorrhoid Patient Survey

A total of 10,202 consumers were screened from a robust preexisting panel of 50,000 consumers developed to replicate the US population on major demographic parameters.  Of the over 10,000 consumers screened 1,125 reported having hemorrhoids within the last two years, which represents approximately 11% of the US adult population (25.8 million of 234 million people).

Summary of survey period prevalence:

•	2 years:	11% - 25.8 million patients
•	1 year:	9.3% - 21.7 million patients
•	1 month:	6.0% - 14.0 million patients
•	Day of survey:	2.9% - 6.7 million patients

The survey showed a very active patient population with 85% reporting having had either over the counter (OTC) or prescription treatment at some point and 10% had had an invasive procedure (banding, injection, surgery) at some time.

Of those patients having an invasive procedure:

•	61% had surgery
•	26% had banding
•	75% of patients who had had an invasive procedure reported a recurrence

Of those patients having OTC or prescription treatment:

•	86% reported using OTC as their last treatment
•	14% reported using prescription products as their last treatment

Patients had a strong response to the product concept of VEN 309 as a treatment for their hemorrhoids. Of the 1,125 surveyed:

•	75% stated* that they would request a prescription at their next physician visit
•	25% would** actually request a prescription (75% factored by PBE algorithm)

At a $35 co-pay:

•	66% of patients receiving a prescription would fill the Rx
o	78% with household income above $50,000 per year would fill the Rx

Among patients reporting having symptoms now

•	88% stated* that they would request a prescription at their next physician visit.
•	80% would** actually request a prescription (PBE factored)

About Princeton Brand Econometrics

Princeton Brand Econometrics (PBE) is a marketing engineering consultancy headquartered in Princeton, NJ, that builds models which simulate the cause and effect dynamics of market environments of interest, based on extensive and rigorous quantitative research.  PBE’s average forecast error across 31 published validations is ± 2.68% of actual in-market outcomes, and its forecasting methodology has been utilized by 9 of the 10 top pharmaceutical companies.

*Stated responses include: definite, probably and might

**Assumes industry standard promotion levels